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Filed Pursuant to Rule 424(b)(3)
File No. 333-196681

CAREY WATERMARK INVESTORS 2 INCORPORATED

Prospectus Supplement No. 9 Dated March 6, 2017
To Prospectus Dated April 28, 2016

        This prospectus supplement (the "Prospectus Supplement") is part of, and should be read in conjunction with, the prospectus of Carey Watermark Investors 2 Incorporated, dated April 28, 2016 (as amended or supplemented, the "Prospectus"). Unless the context indicates otherwise, the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Terms used but not defined in the Prospectus Supplement shall have the meanings given to them in the Prospectus. A copy of the Prospectus will be provided by Carey Watermark Investors 2 Incorporated upon request.

RECENT DEVELOPMENTS

Our Offering

        As detailed in the Prospectus, we are offering up to $1.4 billion of our common stock, in any combination of Class A and Class T Shares, and an additional $600 million in shares of common stock through our distribution reinvestment plan.

        We have determined that, in light of recent changes in the business outlook and regulatory actions, we will continue our offering through December 31, 2017. The offering will be suspended on or about March 31, 2017 while we complete our annual estimated net asset value determination as of December 31, 2016 (the "NAV") and updates its offering documents to reflect the NAV and any related changes to the offering prices of its shares. We intend to resume the current offering reflecting the new offering price for Class A and Class T shares as soon as practicable.

        As of March 2, 2017, we have issued 23,176,268 Class A Shares ($240.3 million) and 45,617,134 Class T Shares ($463.7 million) in connection with our offering raising aggregate proceeds of $704.0 million (net of selling commissions and discounts, where applicable). In addition, we have issued 591,414 Class A Shares ($6.2 million) and 945,348 Class T Shares ($9.8 million) through our distribution reinvestment plan.

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CAREY WATERMARK INVESTORS 2 INCORPORATED
Prospectus Supplement No. 9 Dated March 6, 2017 To Prospectus Dated April 28, 2016
RECENT DEVELOPMENTS